Exhibit 10.31

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), entered into as of September 13, is made by and between Life Time Group Holdings, Inc. (“Life Time”, and together with any of its subsidiaries and affiliates as may employ Executive from time to time, and any successor(s) thereto, the “Company” (except as set forth in Section 9(a)) and Ritadhwaja Jebens (RJ) Singh (the “Executive”) (collectively referred to herein as the “Parties”). This Agreement shall be effective as of the date of closing of the initial public offering of the Company (or such other date mutually agreed in writing between the parties) (such date, the “Effective Date”). If the initial public offering of the Company does not occur on or prior to January 1, 2022, this Agreement will be void ab initio.

WHEREAS, the Executive is currently employed by the Company as its Executive Vice President & Chief Digital Officer;

WHEREAS, it is the desire of the Company to continue to assure itself of the services of Executive following the Effective Date upon the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to provide services to the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive, the parties agree as follows:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the initial term of the Executive’s employment hereunder shall be for a term (the “Initial Employment Period”) commencing on the Effective Date and ending on the third anniversary of the Effective Date. The Initial Employment Period shall automatically be extended for successive one-year periods (each, an “Extension Employment Period” and, together with the Initial Employment Period, the “Employment Period”), unless either Party gives written notice of non-extension to the other no later than ninety (90) days prior to the expiration of the then-applicable Employment Period, in which case Executive’s employment will terminate at the end of the then-applicable Employment Period, subject to earlier termination as provided in Section 3 below.

2. Terms of Employment.

(a) Position and Duties.

(i) Role and Responsibilities. During the Employment Period, the Executive shall serve as Executive Vice President & Chief Digital Officer of Life Time, and shall perform such employment duties as are usual and customary for such positions (subject to Section 3(d)(i)). The Executive shall report directly to the Chief Executive Officer of Life Time (or his or her designee). Executive will use Executive’s best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform Executive’s fiduciary duties and responsibilities to the Company to the best of Executive’s ability in a diligent, trustworthy, businesslike and efficient manner. Executive agrees that Executive will observe and comply with the Company’s rules and policies as adopted by the Company and in effect from time to time. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as Executive Vice President & Chief Digital Officer of Life Time. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii) Exclusivity. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his or her full business time and attention to the business and affairs of the Company. Executive shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Board of Directors of Life Time (the “Board”) (which shall not be unreasonably withheld); provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations and charitable and community affairs and (iii) serve on one outside board of directors or advisory board, subject to the prior written consent of the Company’s Chief Executive Officer, in each case, to the extent such actions do not result in any violation of Sections 7 through 9.

(iii) Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in Chanhassen, Minnesota or such other location mutually agreed upon by the Company and the Executive (the “Principal Location”), except for travel to other locations as may be necessary or appropriate to fulfill the Executive’s duties and responsibilities hereunder.

(b) Compensation, Benefits, Etc. Subject to Section 3(d)(i):

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $600,000 per annum. The Base Salary shall be subject to review from time to time by the Board or its delegate in its discretion. The Base Salary shall be paid in accordance with the Company’s normal payroll practices.

(ii) Annual Cash Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period commencing in fiscal year 2022, a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives. The Executive’s target Annual Bonus shall be set at 67% of the Base Salary actually paid for such year (the “Target Bonus”). The actual amount of any Annual Bonus shall be determined by reference to the attainment of Company performance metrics and/or individual performance objectives, in each case, as determined by the Board or the Compensation Committee or similar committee in its discretion, and may be greater or less than the Target Bonus. Subject to Section 4(a) hereof, payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be made at the same time bonuses are paid to other similarly-situated executives of the Company generally, contingent upon the Executive’s continued employment through the applicable payment date.

(iii) Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, subject to the terms of such plans and programs including any medical and dental insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers generally. Notwithstanding the foregoing, nothing contained in this Section 2(b)(iii) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(iv) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.

(v) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives in effect from time to time.

(vi) Equity Awards. During the Employment Period, Executive will be eligible to participate in the Company’s equity incentive plan then in effect and receive equity awards thereunder, as determined by the Board or the Compensation Committee (or similar committee) of the Board in its sole discretion and subject to the terms of the Company’s equity incentive plan then in effect and an applicable award agreement.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean: Executive’s inability to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Executive and the Company, if such inability continues for an uninterrupted period of 90 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work from the above-referenced leave for a continuous period of at least 180 days, excluding vacation days or sick days taken for reasons unrelated to the illness or other physical or mental impairment or condition necessitating the above-referenced leave.

(b) Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Executive fully corrects the circumstances constituting Cause within thirty (30) days after receipt of the Notice of Termination (as defined below):

(i) repeated and willful or grossly negligent failure to perform the Executive’s material duties on behalf of the Company;

(ii) the Executive’s willful or grossly negligent violation of any material Company rule, procedure or policy, or breach of any non-disclosure, non-competition, non-solicitation or other similar agreement between the Company (or any subsidiaries thereof) and the Executive;

(iii) the Executive’s plea of nolo contendere to, or conviction of a felony, a crime of moral turpitude or a misdemeanor involving fraud or dishonesty (other than minor traffic violations or similar offenses) or that could reasonably be expected to result in material harm, whether business, financial, reputational or otherwise, to the Company or its subsidiaries;

(iv) the perpetration of any act of fraud, embezzlement or material dishonesty against or affecting the Company, any of its subsidiaries, or any customer, agent or employee thereof;

(v) material breach of fiduciary duty or material breach of this Agreement (or any other written agreement by and between the Executive and the Company) by Executive;

(vi) repeated insolent or abusive conduct in the workplace, including but not limited to, harassment of others of a racial or sexual nature; or

(vii) engaging in any act of material self-dealing without prior notice to and consent by the Board.

(c) Termination by the Executive. The Executive’s employment may be terminated by the Executive for any reason, including with Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i) The Company has breached any material term(s) or material condition(s) of this Agreement;

(ii) A requirement imposed by the Company on the Executive that Executive’s principal place of employment be anywhere other than within a 75 mile radius of the Executive’s Principal Location, and the relocation results in a material change to the geographic location at which the Executive performs services;

(iii) A material reduction in the Executive’s Base Salary or Target Bonus as then in effect, other than in connection with an across-the-board reduction affecting other similarly situated executives of the Company or as otherwise contemplated by Section 3(d)(i); or

(iv) The Company has assigned duties and responsibilities to Executive that are materially inconsistent with Executive’s position, duties or responsibilities as set forth in this Agreement, such that there occurs a material reduction in Executive’s duties, responsibilities or authority as set forth in this Agreement, other than as contemplated by Section 3(d)(i).

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within ninety (90) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

(d) Notice of Suspension or Termination.

(i) Notwithstanding anything to the contrary herein, in the event of the Executive’s arrest or indictment for a felony, crime or misdemeanor described in Section 3(b)(iii), the Company shall have the right (but not obligation) to suspend the Executive without compensation of any kind until such time as either (A) a court of competent jurisdiction makes a final determination as to the Executive’s guilt or innocence or (B) the Executive pleads nolo contendere to such alleged such felony or crime; provided that, if the court makes a final determination that the Executive should be acquitted of such felony or crime, the Company shall either (x) reinstate the Executive and pay to the Executive the amount of Base Salary that was withheld pursuant to this Section 3(d)(i) within 30 days following such reinstatement, or (y) terminate the Executive’s employment pursuant to Section 3(b) and pay any severance required in accordance with Section 4. For the avoidance of doubt, the Company retains the right to terminate the Executive’s employment with the Company at any time during or following such period of suspension pursuant to Section 3(b).

(ii) Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 13(d) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his or her possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4. Obligations of the Company upon Termination. Upon a termination of the Executive’s employment for any reason, the Executive shall be entitled to receive, in a single lump-sum payment, (i) the aggregate amount of the Executive’s earned but unpaid Base Salary, (ii) any unpaid Annual Bonus earned by Executive for the year prior to the year in which the Date of Termination occurs, (iii) reimbursement of expenses to which Executive is entitled and (iv) any other benefits to which Executive is legally entitled (collectively, the “Accrued Obligations”).

(a) Without Cause, For Good Reason or Due to Company Non-Extension. If the Executive’s employment with the Company is terminated (1) during the Employment Period (x) by the Company without Cause (other than by reason of the Executive’s death or Disability) or due to the Company’s non-extension of the Employment Period or (y) by the Executive for Good Reason or (2) at the end of the Employment Period due to the Company’s non-extension of the Employment Period (in either case, a “Qualifying Termination”), then following the date of such termination of employment (such date, the “Date of Termination”), in addition to the Accrued Obligations:

(i) Target Compensation Continuation. The Company shall continue to pay to the Executive an amount equal to 50% of the sum of the Executive’s (1) Base Salary and (2) Target Bonus in effect as of the Date of Termination (the amount of such sum, the “Total Target Compensation”), but not to exceed a maximum amount of two times the lesser of: (x) the Code § 401(a)(17) compensation limit for the year in which the Date of Termination occurs; or (y) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year prior to the calendar year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely) (the “Target Compensation Continuation Amount”). Such Target Compensation Continuation Amount shall be paid during the period beginning on the Date of Termination and ending on the six (6) month anniversary of the Date of Termination in installments in accordance with the Company’s regular payroll practices as of the Date of Termination, provided that to the extent any portion of such payment is delayed pursuant to Section 4(a)(v), such portion shall be paid in a lump sum on the first payroll date following the 60th day following the Date of Termination. The Company and the Executive intend the payments under this Section 4(a)(i) to constitute a “separation pay plan due to involuntary separation from service” pursuant to Treas. Reg. § 1.409A-1(b)(9)(iii).

(ii) Potential Make-Up Payment. In the event that the Target Compensation Continuation Amount is reduced under Section 4(a)(i) from 50% of Executive’s Total Target Compensation as of the Date of Termination by application of clause (x) or (y) thereof, then the Company shall make an additional lump sum payment to the Executive equal to the difference between (x) 50% of Executive’s Total Target Compensation as of the Date of Termination, and (y) the amount to be paid to the Executive under Section 4(a)(i) as a result of the application of clause (x) or (y) thereof. Such payment will be paid to the Executive on the Company’s first regular payroll after the Executive executes and delivers to the Company the Release (as defined below) and after the expiration of an applicable revocation period, if any, but in no event later than 75 days after the Date of Termination. The Company and Executive intend the payments under this Section 4(a)(ii) to be a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4).

(iii) Supplemental Target Compensation Continuation. The Company will pay to Executive an additional amount equal to 100% of Executive’s Total Target Compensation as of the Date of Termination (the “Supplemental Target Compensation Continuation Amount”). Such Supplemental Target Compensation Continuation Amount shall be paid to Executive in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first regular payroll date of the Company that occurs following completion of all payments under Section 4(a)(i) (and in any event commencing no earlier than the first day of the seventh month after the Date of Termination) and continuing for twelve (12) months. The Company and Executive intend the payments under this Section 4(a)(iii) to be deferred compensation payable either in accordance with the “short-term deferral” exception under Treas. Reg. § 1.409A-1(b)(4) or in compliance with the requirements of Section 409A of the Code.

(iv) COBRA. During the period beginning on the Date of Termination and ending on the eighteen (18) month anniversary of the Date of Termination (or, if shorter, during the period commencing on the date of Executive’s Qualifying Termination and ending on the date on which Executive becomes eligible for coverage under any group health plan of a subsequent employer or otherwise) (in any case, the “Benefits Continuation Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (together, the “Code”), the Company shall continue to provide the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination (the “COBRA Payments”), provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the Benefits Continuation Period (or the remaining portion thereof).

(v) Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a) hereof, as applicable, that the Executive continue to comply with Executive’s obligations under Sections 7 through 9 hereof and execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period.

(b) For Cause, Without Good Reason or Other Terminations. If the Company terminates the Executive’s employment for Cause, the Executive terminates the Executive’s employment without Good Reason, or the Executive’s employment terminates for any other reason not enumerated in Sections 4(a) or 4(b) hereof, in any case, during the Employment Period, or if the Executive’s employment with the Company is terminated due to the Executive’s non-extension of the Employment Period, then, in any case, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law), and the Executive shall have no further rights hereunder. Notwithstanding the foregoing, in the event the Executive’s termination is by reason of the Executive’s death or Disability, Executive will be entitled, subject to the timely execution and non-revocation of a Release (as described above), Executive will be entitled to receive a pro-rated portion (based on the number of days Executive was employed by the Company during the calendar year in which the date of Executive’s termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the calendar year in which Executive’s Date of Termination occurs, as determined by the Board in good faith. If and to the extent earned, such pro-rated Annual Bonus shall be paid out at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings and deductions (but in no event later than the end of the calendar year following the calendar year to which such Annual Bonus relates).

(c) Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

5. Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6. Excess Parachute Payments, Limitation on Payments.

(a) Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash payments under this Agreement shall first be reduced, and the noncash payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting or consulting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7. Restrictive Covenants and Confidentiality. The parties acknowledge and agree that (a) the provisions and covenants contained in Sections 7 through 9 hereof (i) are material to this Agreement, (ii) are provided for, among other things, the protection of the Company’s trade secrets, confidential and commercially-sensitive information, client and customer relationships, goodwill and reputation (which is an honest and just purpose), (iii) are reasonable in geographic and temporal scope and (iv) do not impose a greater restriction or restraint than is necessary to protect the Company’s trade secrets, confidential and commercially-sensitive information, client and customer relationships and contacts, goodwill, reputation and other legitimate business interests, (b) the Executive (i) is employed by the Company, (ii) has been and/or will be provided with confidential and commercially-sensitive information regarding the Company and its business during his or her employment and/or service with the Company, and (iii) provides special, unique and extraordinary services to the Company, (c) the provisions of Sections 7 through 9 hereof do not adversely affect the Executive’s ability to earn a living in any capacity, stifle the Executive’s ability to use his or her inherent skills and experience, or otherwise impose undue hardship or oppression on the Executive, and (d) the Executive’s continuation of employment under this Agreement, and the compensation and benefits described in this Agreement, constitute sufficient consideration for all of the Executive’s covenants contained in Sections 7 through 9 hereof.

(a) Except as permitted by the Board, during the term of the Executive’s employment and/or service with the Company and at all times thereafter, the Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company or any of its affiliates, whether developed by the Executive or others, including but not limited to (i) trade secrets, (ii) confidential and proprietary plans, developments, research, processes, designs, methods or material (whether or not patented or patentable), (iii) customer and supplier lists, (iv) strategic or other business, marketing or sales plans, (v) financial data and plans and (vi) Proprietary Information. “Proprietary Information” is defined as (i) the name, address and/or contact information of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (ii) any information concerning any product, service, technology or procedure offered or used by the Company or any of its affiliates, or under development by or being considered for use by the Company or any of its affiliates; (iii) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company or any of its affiliates; (iv) any inventions, innovations, trade secrets or other items covered by Section 8 below; and (v) any other information which the Company or any of its affiliates has determined and communicated to the Executive in writing to be proprietary information for purposes hereof; provided, however, that “Proprietary Information” shall not include any information that is or becomes generally known to the public other than through actions of the Executive in violation of the restrictive covenants set forth in Sections 7 through 9 hereof. The Executive acknowledges that the above-described knowledge and information constitute unique and valuable assets of the Company and represent a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of the Executive’s employment and/or service with the Company, the Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (x) is now or subsequently becomes generally publicly known for reasons other than the Executive’s violation of this Agreement, (y) is independently made available to the Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (z) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by the Executive.

(b) If, during the Executive’s employment and/or service with the Company, the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company, as applicable. Except as approved in writing by the Board, the Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. The Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, provided that a passive investment of less than 2.5% of the outstanding shares of capital stock of any customer or supplier listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this sentence.

8. Inventions and Proprietary Rights.

(a) All right, title and interest in all discoveries, inventions, improvements, innovations and other material that the Executive shall conceive or originate individually or jointly or commonly with others during the term of the Executive’s employment and/or service with the Company (i) that are directly related to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or that results from any work performed by the Executive for the Company, (ii) for which any equipment, supplies, facility or trade secret information of the Company was used and/or (iii) which was not developed entirely on the Executive’s own time, whether or not patentable, copyrightable, or registrable as a trademark (“Protectable Material”), shall be the property of the Company and are hereby assigned by the Executive to the Company (and the Executive agrees to assign all Protectable Material to the Company in the future), along with ownership of any and all patents, copyrights, trademarks and other intellectual property rights in the Protectable Material. Upon request and without further compensation therefor, but at no expense to the Executive, the Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register patents, copyrights, trademarks and other intellectual property rights on the Protectable Materials in any and all countries. Where applicable, works of authorship created by the Executive for the Company in performing the Executive’s duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(b) All trade secret information conceived or originated by the Executive that arises during the term of the Executive’s employment and/or service with the Company and out of the performance of the Executive’s duties and responsibilities to the Company or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by the Executive to the Company.

(c) Notwithstanding the foregoing, the Executive understands that this Agreement does not require assignment of any invention to the extent such invention qualifies for protection under Section 181.78 of the 2015 Minnesota Statutes, as may be amended from time to time, and the current text of which is attached hereto as Annex 1 to Exhibit B. The Executive hereby acknowledges that the Company has provided him or her with the notification set forth on Exhibit B (and the annex attached thereto) on the date hereof and the Executive shall sign such notification as soon as reasonably practicable after the date hereof.

(d) Notwithstanding the foregoing, the Executive understands that pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9. Non-Compete; Non-Solicitation; Non-Disparagement.

(a) During the term of the Executive’s employment and/or service with the Company and during the 24-month period following the date of termination thereof (the “Restricted Period”), regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, the Executive shall not, directly or indirectly, engage in any manner or capacity (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise) in any Company Business (as defined below) in the Territory (as defined below). For purposes of Sections 7 through 9 hereof, (i) “Company” means Life Time Group Holdings, Inc. and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof, (ii) “Company Business” means (1) the design, development, operation, management, advertisement, promotion, solicitation, marketing or sale of health and fitness clubs or health and fitness club memberships, (2) any services, products or programs offered by health and fitness clubs, including but not limited to personal training, nutritional supplements; health testing or health assessments; wellness services or programs (whether direct to consumer or business to business); weight loss services or programs; kids activities; salons, spas, and medical spas; restaurants or cafes; athletic events and related services (including race timing and registration), and (3) any other product or service that grows into a material business for the Company (or is under development and is projected to grow into a material business for the Company) as of the Executive’s Date of Termination, and (iii) “Territory” means the United States, Canada and any other country in which the Company is then doing Company Business as of the Executive’s Date of Termination. Ownership by the Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 9(a).

(b) During the term of the Executive’s employment and/or service with the Company and during the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, the Executive shall not, in any manner or capacity (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), directly or indirectly, hire, engage or solicit for the purpose of employing or otherwise engaging any person who is then an employee of the Company or who was an employee of the Company as of the Executive’s date of termination or at any time in the six-month period prior to such hiring, engagement or solicitation.

(c) During the term of the Executive’s employment and/or service with the Company and during the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, the Executive shall not, in any manner or capacity (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), directly or indirectly, solicit, request, advise or induce any current or potential customer, member, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company.

(d) The Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company or any of its affiliates, or the reputation or character of the Company’s or any of its affiliates’ directors, officers, employees, shareholders or agents, provided that nothing in this Section 9(d) shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter. The Company shall instruct its then-current executive officers and directors as of the Executive’s date of termination not to malign, defame or disparage the reputation or image of Executive, provided that nothing in this Section 9(d) shall be construed to limit or restrict such officers and directors from taking any action that they in good faith reasonably believes is necessary to fulfill their fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

(e) The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement) prior to the commencement of that employment.

10. Enforcement. If the duration of, the scope of or any business activity covered by any provision of Sections 7 through 9 hereof is found by a court of competent jurisdiction to be in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable, and all other provisions of Sections 7 through 9 shall remain in full force and effect. The Executive hereby acknowledges that Sections 7 through 9 hereof shall be given the construction that renders the provisions valid and enforceable to the maximum extent, not exceeding their express terms, possible under applicable law. Notwithstanding anything to the contrary, the foregoing sentences of this Section 10 shall in no event apply to the extent their application would render Sections 7 through 9 hereof (or any portion thereof) unenforceable under applicable law. The Executive acknowledges that the provisions of Sections 7 through 9 hereof are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those provisions by the Executive would cause real, immediate, substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event of any actual or threatened breach of any provision of Sections 7 through 9 hereof, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions and to restrain the Executive from violating or continuing to violate such provisions, and such relief may be granted without the necessity of proving actual monetary damages or posting bond. The Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which he or she is in violation of the terms of Section 9(a), 9(b) or 9(c), in order that the Company and its affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment and/or service relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7 through 9 hereof. The Company (including, without limitation, its affiliates) are third party beneficiaries under this Agreement and shall have the right to enforce all of the Executive’s obligations to the Company under this Agreement, including without limitation pursuant to Sections 7 through 9 hereof, and the Company shall be entitled to assign its rights under Sections 7 through 9 hereof without the Executive’s consent and any such assignees shall have the right to enforce all of the Executive’s obligations to comply with Sections 7 through 9 hereof. The Executive covenants and agrees that he or she has received adequate consideration for his or her obligations contained in Sections 7 through 9 hereof, and will not take the position that the covenants contained in Sections 7 through 9 hereof are void for lack of consideration. The Executive will be responsible for any and all attorneys’ fees and costs the Company incurs in enforcing the Executive’s obligations contained in Sections 7 through 9 hereof.

11. Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

12. Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Compensation Recovery Policy. Executive acknowledges and agrees that, to the extent the Company adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he or she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

(c) Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company.

If to the Company:

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, MN 55317

Attention: Executive Vice President & Chief Administrative Officer

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: Austin Ozawa

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(f) Section 409A of the Code.

(i) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 13(f) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Employee’s Separation from Service (as defined below) from the Company.

(iii) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that at the time of Executive’s Separation from Service that Executive is a “specified employee” for purposes of Section 409A and paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(iv) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(j) Entire Agreement. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof; provided that nothing herein replaces or supersedes any non -disclosure, non-competition, non-solicitation or other similar agreement between the Company (or any subsidiaries thereof) and the Executive in effect on the Effective Date, each of which shall remain in full force and effect.

(k) Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(l) Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

LIFE TIME GROUP HOLDINGS, INC.

By:	/s/ Bahram Akradi
Name: Bahram Akradi
Title: Chief Executive Officer

EXECUTIVE

/s/ RJ Singh
RJ Singh

Signature Page to Executive Employment Agreement

EXHIBIT A

Form of Release Agreement

This General Release of Claims (this “Release”) is made by RJ Singh (“Executive”) in favor of Life Time Group Holdings, Inc., a Delaware corporation (the “Company”) and the “Releasees” (as defined below), as of the date of Executive’s execution of this Release.

1. Release by Executive. In exchange for the benefits set forth in the certain Employment Agreement entered into by and between the Company and Executive, dated as of September 13, 2021, (the “Agreement”) to which this Release is an exhibit, which are conditioned on Executive signing this Release, and to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive, his heirs, executors, administrators, beneficiaries, representatives, assigns and successors, and all others connected with or claiming through Executive, fully and forever agree to release and discharge the Company and the Company’s parent and subsidiary corporations, and all of their respective past, present and future employee benefit plans, joint venturers, predecessors, successors, assigns, employees, officers, directors, shareholders, administrators, trustees, agents, representatives, and consultants, and all those connected with any of them, in their official and personal capacities (hereinafter the “Releasees”) from any and all manner of claims, liabilities and actions, causes of action, in law or in equity, demands, suits, rights, or damages of any kind or nature, whether known or unknown, fixed or contingent (hereinafter called “Claims”), that Executive now has or may hereafter have against the Releasees arising out of, connected with or relating to Executive’s employment by the Company and/or other relationship with the Company, or the termination of Executive’s employment and/or other relationship, by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder, including without limitation, any claim of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; and any federal, state or local laws of similar effect.

2. Claims Not Released. This Release shall not apply to: the Company’s obligations to provide the separation benefits under Section 4 of the Agreement; Executive’s right to bring any action to enforce the terms of same or of this Release; Executive’s right to indemnification under any applicable indemnification policy of the Company, including without limitation, any general liability or “directors and officers” insurance policy, any shareholders or other agreement with the Company (including pursuant to any individual indemnification agreement), the Company’s governing documents or applicable law; Executive’s right to assert claims for workers’ compensation or unemployment benefits; Executive’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) or any analogous state agency claims of discrimination, harassment or retaliation (provided, however, that Executive hereby agrees to waive Executive’s right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by Executive or anyone else on Executive’s behalf), to the extent required by law; any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Executive’s vested rights under any retirement or welfare benefit plan of the Company; any rights Executive may have to benefits under the Company’s standard benefit programs; Executive’s rights in his or her capacity as an equity holder of the Company; Executive’s right to receive payment for accrued salary and any earned but unpaid Annual Bonus with respect to the year prior to the year in which Executive’s date of termination of employment occurs for services rendered through Executive’s last day of employment, and reimbursement for travel and business expenses properly incurred prior to the separation date, but unreimbursed; or any other rights that may not be waived by an employee under applicable law.

3. Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Executive is hereby advised as follows:

(a) Executive has read this Release and understands its terms and effect, including the fact that Executive is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

(b) Executive understands that, by entering into this Release, Executive does not waive any Claims that may arise after the date of Executive’s execution of this Release, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Release.

(c) Executive has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Executive acknowledges is adequate and satisfactory to Executive and in addition to any other benefits to which Executive is otherwise entitled.

(d) The Company advises Executive to consult with an attorney prior to executing this Release.

(e) Executive has twenty-one (21) days [forty-five (45) days)]1 to review and decide whether or not to sign this Release. If Executive signs this Release prior to the expiration of such period, Executive acknowledges that Executive has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Executive does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Executive waives the restarting of the twenty-one (21) day period.

(f) Executive has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Executive revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Executive and Executive will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.

If Executive wishes to revoke this Release, Executive shall deliver written notice stating his or her intent to revoke this Release to [NAME, OFFICER TITLE, DEPARTMENT, ADDRESS], on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Release.

[1]	Note to Draft: Include instead of twenty-one days in this paragraph (e) if termination is part of a group termination/layoff.

4. Representations.

(a) Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he or she may have against Releasees, or any of them, based on actions occurring prior to the date of this Agreement.

(b) Executive represents that, as of the date of execution of this Release, he has not filed any lawsuits, charges, complaints, petitions, administrative claims or other accusatory pleadings in any court or with any governmental agency against any of the Releasees.

5. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Executive (or Executive’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

6. Miscellaneous.

(a) Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

(b) Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.

(c) Construction of Agreement. Executive has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

(d) Entire Agreement/Integration. This Release, together with the Agreement, constitutes the entire agreement between Executive and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Executive and an authorized representative of the Company.

Sign only on or within [twenty-one (21)][forty-five (45) days after [DATE]

[EXECUTIVE]

Date:
[NAME]

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY YOU that, notwithstanding anything to the contrary in that certain Employment Agreement entered into by and between Life Time Group Holdings, Inc. and you, dated as of September 13, 2021, (the “Agreement”) to which this is an exhibit, the Agreement does not require assignment of any invention to the extent such invention qualifies for protection under Section 181.78 of the 2015 Minnesota Statutes, as may be amended from time to time. The current text of the aforementioned statute is attached hereto as Annex 1.

I,                                         , acknowledge receipt of a copy of this notification (and the annex thereto).

Date

Annex 1

Section 181.78 of the 2015 Minnesota Statutes

As of the date of this Agreement, Section 181.78 of the 2015 Minnesota Statutes is as follows:

181.78 AGREEMENTS; TERMS RELATING TO INVENTIONS.

Subdivision 1. Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subd. 2. Effect of subdivision 1. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subd. 3. Notice to employee. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.